Exhibit 99.1

For Immediate Release:

Steinway Reports Q2 2005 Results

Sales, Operating Profits Up 7%

WALTHAM, MA – August 4, 2005 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter and six months ended June 30, 2005.

Net sales and gross profits for the second quarter increased 7% over the prior year period.  Operating profits rose 7%, to $8 million and EBITDA rose 5%, to $11 million.  Basic EPS decreased to $0.30 from $0.34 in the second quarter of 2004.  Adjusted EPS held at $0.34.  Adjustments for the second quarter of 2005 are comprised of charges relating to the step-up of acquired inventory and are detailed in the attached financial tables.

Operating expenses increased 7% for the quarter, primarily as a result of a shift in timing of fees related to compliance with the Sarbanes-Oxley Act and additional SG&A from an acquisition.  An increase in foreign exchange losses as compared to the prior year period contributed to a decrease in other income.

Piano Operations

Second quarter piano sales increased 3% to $46 million.  Price increases coupled with a strong performance overseas, where Steinway grand unit shipments rose 11%, more than offset a unit decline in the United States.  This resulted in an increase in total piano revenue despite a decrease in overall units of 2%.  Gross margins increased from 34.5% to 35.5% as a result of a shift in sales mix toward higher margin grand pianos and an increase in sales to territories where the Company realizes more favorable pricing.

The Company’s second quarter sales increase brought year-to-date sales for 2005 to $90 million, a level consistent with prior year.  A decrease in total piano unit shipments of 3% for the six-month period was offset by price increases and a favorable sales mix.  Favorable sales mix also led to an increase in gross margins from 34.4% to 35.9%.

Band Operations

Second quarter sales of band & orchestral instruments rose 12%, to $43 million, on additional sales from an acquisition.  Unit shipments of woodwind and brass instruments rose 13% over the prior year period.  Gross margins fell from 23.0% to 22.3% as a result of inventory step-up charges related to the acquisition as well as production inefficiencies and training costs associated with plant consolidation.  The margin decline was somewhat mitigated by lower employee medical costs.  Adjusted band margins improved from 23.1% in the second quarter of 2004 to 23.6% in the current quarter.

For the first six months, sales increased 9%, to $91 million.  Production inefficiencies and inventory step-up charges led to a reduction in year-to-date gross margins from 22.8% to 21.3%.

Comments

CEO Dana Messina remarked, “The second quarter was a good quarter for our business.  Piano sales in Europe and Asia have bounced back from earlier in the year.  Also, demand in the U.S. is showing signs of improvement, as sales picked up toward the end of the quarter.”

Turning to band operations, Messina said, “Our band business is beginning to turn around.  Orders for our outsourced instruments have been strong and product quality is meeting our expectations.  We are seeing improvement in our domestic manufacturing as disruptions from plant consolidation have been reduced.  Sequentially, our Adjusted band margins increased from 22.0% to 23.6%.  More significantly, Adjusted margins improved over the prior year period for the first time in over a year.”

The Company expects the remaining $0.4 million of charges related to the step-up of acquired inventory to roll through the second half of the year.  While the Company anticipates an increase in its annual effective tax rate (as compared to 2004) to approximately 40%, it expects sales and operating profits for 2005 to show improvement over the prior year.

Conference Call

Management will be discussing the Company’s second quarter results and outlook for the remainder of 2005 on a conference call today beginning at 5:30 p.m. EDT.  A live web cast and an archived version of the call will be available to all interested parties on the Company’s web site, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance.  The Company also believes EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon EBITDA calculations and the Company uses EBITDA as the basis for determining bonuses for its managers.  However, EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items.  The Company has provided Adjusted financial information because management uses it to better understand the Company’s core operating performance on a going forward basis.  This Adjusted information also provides meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone: 781-894-9770
E-mail: ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands, Except Per Share Data)

(Unaudited)

Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004
Net sales	$89,761	$83,688	$181,103	$173,749
Cost of sales	63,635	59,285	129,280	123,621
Gross profit	26,126	24,403	51,823	50,128
	29.1%	29.2%	28.6%	28.9%

Operating expenses	18,399	17,190	37,038	34,817
Income from operations	7,727	7,213	14,785	15,311
Interest expense, net	3,666	3,423	6,835	6,564
Other (income) expense, net	33	(734)	(406)	(1,346)
Income before taxes	4,028	4,524	8,356	10,093
Provision for income taxes	1,610	1,810	3,340	4,035
Net income	$2,418	$2,714	$5,016	$6,058

Earnings per share - basic	$0.30	$0.34	$0.62	$0.75
Earnings per share - diluted	$0.29	$0.33	$0.61	$0.72

Weighted average common shares - basic	8,052	7,957	8,042	8,084
Weighted average common shares - diluted	8,276	8,341	8,259	8,437

Condensed Consolidated Balance Sheets

		6/30/2005	6/30/2004	12/31/2004
Cash		$17,742	$30,323	$27,372
Receivables, net		90,354	84,653	88,059
Inventories		179,872	159,384	172,346
Other current assets		18,311	17,661	20,984
Total current assets		306,279	292,021	308,761

Property, plant and equipment, net		98,739	95,912	102,944
Other assets		63,019	62,236	65,840
Total assets		$468,037	$450,169	$477,545

Notes payable and current portion of long-term debt		$13,794	$10,501	$14,212
Other current liabilities		50,702	49,798	58,681
Total current liabilities		64,496	60,299	72,893

Long-term debt		210,887	213,312	208,580
Other liabilities		47,848	45,282	50,519
Stockholders’ equity		144,806	131,276	145,553
Total liabilities and stockholders’ equity		$468,037	$450,169	$477,545

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands, Except Per Share Data)

(Unaudited)

Reconciliation of GAAP Earnings to Adjusted Earnings

		Three Months Ended 6/30/05
		GAAP	Adjustments		Adjusted
Band sales		$43,368	$—		$43,368
Piano sales		46,393	—		46,393
Total sales		89,761	—		89,761

Band cost of sales		33,709	(567	)(1)	33,142
Piano cost of sales		29,926	—		29,926
Total cost of sales		63,635	(567)		63,068

Band gross profit	22.3%	9,659	567		10,226	23.6%
Piano gross profit	35.5%	16,467	—		16,467	35.5%
Total gross profit	29.1%	26,126	567		26,693	29.7%

Operating expenses		18,399	—		18,399

Income from operations		7,727	567		8,294

Interest expense, net		3,666	—		3,666
Other (income) expense, net		33	—		33

Income before taxes		4,028	567		4,595

Provision for income taxes		1,610	227	(2)	1,837

Net income		$2,418	$340		$2,758

Earnings per share - basic		$0.30			$0.34
Earnings per share - diluted		$0.29			$0.33
Weighted average common shares - basic		8,052			8,052
Weighted average common shares - diluted		8,276			8,276

		Three Months Ended 6/30/04
		GAAP	Adjustments		Adjusted
Band sales		$38,755	$—		$38,755
Piano sales		44,933	—		44,933
Total sales		83,688	—		83,688

Band cost of sales		29,844	(32	)(3)	29,812
Piano cost of sales		29,441	—		29,441
Total cost of sales		59,285	(32)		59,253

Band gross profit	23.0%	8,911	32		8,943	23.1%
Piano gross profit	34.5%	15,492	—		15,492	34.5%
Total gross profit	29.2%	24,403	32		24,435	29.2%

Operating expenses		17,190	—		17,190

Income from operations		7,213	32		7,245

Interest expense, net		3,423	—		3,423
Other (income) expense, net		(734)	—		(734)

Income before taxes		4,524	32		4,556

Provision for income taxes		1,810	13	(2)	1,823

Net income		$2,714	$19		$2,733

Earnings per share - basic		$0.34			$0.34
Earnings per share - diluted		$0.33			$0.33
Weighted average common shares - basic		7,957			7,957
Weighted average common shares - diluted		8,341			8,341

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects charges relating to the step-up of Leblanc inventory.

(2) Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(3) Reflects employee severance costs associated with plant closures.

		Six Months Ended 6/30/05
		GAAP	Adjustments		Adjusted
Band sales		$90,935	$—		$90,935
Piano sales		90,168	—		90,168
Total sales		181,103	—		181,103

Band cost of sales		71,523	(1,270	)(1)	70,253
Piano cost of sales		57,757	—		57,757
Total cost of sales		129,280	(1,270)		128,010

Band gross profit	21.3%	19,412	1,270		20,682	22.7%
Piano gross profit	35.9%	32,411	—		32,411	35.9%
Total gross profit	28.6%	51,823	1,270		53,093	29.3%

Operating expenses		37,038	—		37,038

Income from operations		14,785	1,270		16,055

Interest expense, net		6,835	—		6,835
Other (income) expense, net		(406)	—		(406)

Income before taxes		8,356	1,270		9,626

Provision for income taxes		3,340	508	(2)	3,848

Net income		$5,016	$762		$5,778

Earnings per share - basic		$0.62			$0.72
Earnings per share - diluted		$0.61			$0.70
Weighted average common shares - basic		8,042			8,042
Weighted average common shares - diluted		8,259			8,259

		Six Months Ended 6/30/04
		GAAP	Adjustments		Adjusted
Band sales		$83,099	$—		$83,099
Piano sales		90,650	—		90,650
Total sales		173,749	—		173,749

Band cost of sales		64,160	(1,444	)(3)	62,716
Piano cost of sales		59,461	—		59,461
Total cost of sales		123,621	(1,444)		122,177

Band gross profit	22.8%	18,939	1,444		20,383	24.5%
Piano gross profit	34.4%	31,189	—		31,189	34.4%
Total gross profit	28.9%	50,128	1,444		51,572	29.7%

Operating expenses		34,817	76	(4)	34,893

Income from operations		15,311	1,368		16,679

Interest expense, net		6,564	—		6,564
Other (income) expense, net		(1,346)	—		(1,346)

Income before taxes		10,093	1,368		11,461

Provision for income taxes		4,035	547	(2)	4,582

Net income		$6,058	$821		$6,879

Earnings per share - basic		$0.75			$0.85
Earnings per share - diluted		$0.72			$0.82
Weighted average common shares - basic		8,084			8,084
Weighted average common shares - diluted		8,437			8,437

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects charges relating to the step-up of Leblanc inventory.

(2) Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(3) Reflects employee severance costs associated with plant closures.

(4) Reflects gain on sale of equipment associated with plant closures.

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands)

(Unaudited)

Reconciliation from Cash Flows from Operating Activities to EBITDA

	Three Months Ended
	6/30/2005	6/30/2004
Cash flows from operating activities	$(9,719)	$(11,702)
Changes in operating assets and liabilities	14,894	16,928
Income taxes, net of deferred tax benefit	1,730	1,901
Net interest expense	3,666	3,423
Other	23	32
Non-recurring, infrequent or unusual cash charges	567	32
EBITDA	$11,161	$10,614

	Six Months Ended
	6/30/2005	6/30/2004
Cash flows from operating activities	$(10,097)	$(10,612)
Changes in operating assets and liabilities	20,650	22,389
Income taxes, net of deferred tax benefit	3,619	4,253
Net interest expense	6,835	6,564
Other	(77)	(599)
Non-recurring, infrequent or unusual cash charges	1,270	1,368
EBITDA	$22,200	$23,363